Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Completes $75 Million Loan Facility

OMAHA, Neb., Sept. 8, 2020 (GLOBE NEWSWIRE) – Green Plains Inc. (NASDAQ:GPRE) today announced the closing of a $75 million 15 year term loan facility with MetLife Investment Management (MIM), due 2035. The company will use the proceeds to finance the construction of high protein technology at Green Plains Wood River LLC as well as a yet to be announced future location.

“This strategic project based financing validates our transformation strategy of producing high value ingredients,” said Todd Becker, president and chief executive officer. “The long-term nature and flexibility of the loan speaks to the confidence that MIM has in this technology and our direction as a company. We are excited to accelerate the implementation of high-protein technology at additional locations to help meet the growing global demand for sustainable proteins while creating long term value for our shareholders.”

The facility has a fixed interest rate of 5.02% and is available to draw over the next 18 months, with principal payments of $1.5 million per year beginning 24 months from the closing date. The loan is secured by the assets of Green Plains Shenandoah LLC and Green Plains Wood River LLC and is guaranteed by the company, with the option of releasing one of these facilities as collateral subject to a loan to value ratio of greater than 50% upon reappraisal.

“Our high protein products have a minimum 50% protein achieved by mechanical separation,” added Becker. “These products will serve as a cornerstone ingredient for both the pet food and aquaculture industries demand for higher purity proteins with lower fiber, unique amino acid profiles and specific nutritional yeast benefits. Our goal is to have offtake and long term supply agreements in place as each installation begins production.”

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations that include corn processing, grain handling and storage and commodity marketing and logistics services. The company is one of the leading corn processors in the world and, through its adjacent businesses, is focused on the production of high-protein feed ingredients. Green Plains owns a 50% interest in Green Plains Cattle Company LLC and owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information about Green Plains, visit www.gpreinc.com.

Green Plains Inc. Contacts

Investors: Phil Boggs | Senior Vice President, Investor Relations & Treasurer | 402.884.8700 | phil.boggs@gpreinc.com

Media: Leighton Eusebio | Manager, Public Relations | 402.952.4971 | leighton.eusebio@gpreinc.com

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